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Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
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On January 9, 2024, Allen Hartman and the other members of the Hartman Group distributed to stockholders a video address. The same is available at the following link: https://youtu.be/vqXkVOkGJQM?si=49NEnmrdXknDFpj8. A prepared script of the video is provided below:

Video Script

Hello, my name is Al Hartman, and I’m the founder of Hartman Short Term Income Properties XX, now called Silver Star Properties REIT. I want to thank you for your years of investment in this Texas commercial properties REIT.

From the inception of Silver Star until 2022, you received an annual dividend on your investment. For the majority of your investment, this annual dividend was 6.5%. This track record earned the title in 2021, as having the number 1 track record for 5-year annualized returns, out of the 30 nontraded REITs in the market (IPA Stanger Report for 2021, the industry’s premiere track record report for non-traded REIT’s). This is attributable to my success in managing a commercial portfolio, acquiring assets low, increasing revenues, and minimizing expenses.

Unfortunately, Silver Star was not able to refinance the portfolio while interest rates were low. Although the Company was below 50% leveraged, interest rates in 2022 rose faster than in any economic cycle in the last 50 years, and left Silver Star in a cash constrained position, thus causing the termination of monthly dividend payments.

In August of 2022, I wrote to the directors of Silver Star, informing them that as CEO I hired third party Investment Sales Brokers to provide us Opinions of Values on the properties, and ultimately proposed taking 30 of the 44 properties to market for disposition. I advised the directors that if sold, I believed that many assets could achieve as high as a $12 price per share at liquidation. I believed that selling assets would right-size Silver Star, decrease debt, and allow for an orderly liquidation of the remaining portfolio, creating the highest value for shareholders. This would both maximize shareholder value, and provide for a shareholder liquidity process which is required per Silver Star’s charter.

Just one month after sending this letter in October 2022, the 3 board members fired me as CEO. They may not have wanted to wind up Silver Star, even though I believe it was in the best interests of shareholders, since it would effectively put them out of a job.

Instead, these Directors have taken measures to entrench themselves and I believe are going out of their way to destroy value and put your investment at risk. In my opinion, they are doing this by:

1)	Silencing your voice in trying to remove a requirement for an annual shareholder meeting, even though I and other shareholders have requested that one be held. The Directors could easily call for an annual shareholder meeting, which would allow for a shareholder vote for a slate of directors, and for the future of the Silver Star. Instead, I believe that they illegally changed Silver Star’s bylaws, removing the requirement for an annual meeting, and withheld the shareholder list from me, until a Maryland Judge ordered them to send.
2)	Ignoring Silver Star’s Charter which requires a plan of liquidation to be implemented by April of 2023. I had a plan of liquidation, they do not. This ignores shareholders’ repeated demand for liquidity.
3)	Putting your hard-earned money at risk by pivoting to a new investment, of which the entrenched directors have no proven track record of acquisition or management, is not in shareholders’ best interest. Silver Star hired two self-storage CEOs in the aftermath of my termination, both of whom turned over within 7 months and 3 months, respectively. Mark Torok was the first, he was formerly General Counsel of the company and was fired at the instruction of Haddock. The second, Steve Treadwell, a seasoned Self Storage Industry expert left without notice only 3 months after being hired.
4)	The entrenched directors have awarded themselves performance shares, at your expense, potentially diluting your investment. We are concerned that director awarded performance units are worth a significant amount. Per their filing, Performance Units are convertible to Partnership Common Units, and may later be exchanged for Silver Star’s Common Stock based on a 1:1 ratio. If the current Common Stock price has a value of $6.25 per share, and if the 3,159,105 Performance Units were converted to Common Stock at a 1:1 ratio, that would be $19,774,406.

Additionally, we have concerns that:

1)	Silver Star’s occupancy has dropped dramatically and precipitously from 81% to 71% under the current management. When occupancy drops to 60%, the properties are at risk of not being able to produce positive cash flow and service the debt. This occupancy decline has potentially reduced the value of the company by $50,000,000. Under my leadership, leasing and property management efforts were made the absolute highest priority and involved very senior level executives, including myself, in meeting with the tenants on a regular basis, consistently renewing tenants, attracting new tenants, and increasing occupancy. Silver Star, however, by hiring third party leasing and management firms has desimated occupancy, negatively impacting your investment.
2)	Silver Star’s independent registered public accounting firm recently terminated its engagement with Silver Star. We believe that the Company’s auditor resigned just weeks prior to year-end, possibly because of concerns about the Entrenched Directors, and the turnover of 3 CEO’s in one year. This certainly raises questions about why they felt compelled to end their engagement, and why now.
3)	Self-nominated lead director, and now self-appointed CEO, Gerald Haddock destroyed value 20 years ago as CEO of Crescent Real Estate, we are concerned that he is repeating the same failed business model. Haddock was previously CEO of Crescent Real Estate Equities Co., where he resigned after a precipitous decline (approximately 50% drop) in the stock price due to an asset class pivot. He then sued his former employer--and lost. We question if Haddock is trying to redeem himself from his disastrous tenure at Crescent by all of his actions at Silver Star. Silver Star stockholders cannot afford a 50% decline in value.

Many allegations were made against me in various filings by Silver Star. I cite the following as examples of those false statements that they have made that have disparaged my character and my desire to always put the investor first.

1)	The claims that I opposed refinancing the Company are false. In an August 2022 letter from me to the Directors, I proposed to sell assets, reduce debt, reduce expenses, and sell the top assets at the Top NAV of $12, and explore financing options.
2)	Tenant retention under my leadership was 50-60%, which is far superior to the tenant retention rate that they currently have. It was my job to meet all tenants over 10k sf, which I did on a regular basis. Silver Star on the other hand has fired all leasing agents, does not visit tenants, and caused occupancy to drop from 81% to 71%, which has turned the operation into a bloodbath.
3)	My turnover of direct reports was less than 10%. Dave Wheeler, CIO now CEO, has a 20-year tenure at the company. Lou Fox, former and current CFO, has a 15-year tenure. Kim Strickland, former COO, had a 10-year tenure and was terminated by Gerald Haddock. Haddock, alternatively, has turned over 2 CEOs in less than a year.
4)	I am increasingly surprised Haddock and his other Executive Committee members seem willing to say and do anything to remain in power, irrespective of whether or not true. One example are their many untrue allegations regarding Margaret Hartman. Margaret was never on a career track to be successor as CEO. She earned a salary commensurate with her low level position as an investor relations manager and was not awarded company stock. In fact, I positioned Mark Torok as successor as CEO, an individual that was later fired by Haddock.
5)	I never took a Salary during my 20 years of leading the company as its CEO. My interest was in increasing value for all shareholders, unlike the current directors who awarded themselves an enormous equity award. If I had taken a salary, it would have amounted to $10,000,000 over the las 20 years.

The Executive Committee approved a plan to reposition assets into self-storage without shareholder consent and, I believe, in violation of the Company’s charter. Further, their dismissal of property management and leasing personnel has caused tenant occupancy to drop dramatically and consequently asset values to drop dramatically, also.

In conclusion, if the entrenched directors of Silver Star Properties REIT executed on their responsibility to maximize shareholder value and return capital to investors, then they would sell assets over time and return capital, per the charter. I believe buying self-storage properties in inflated markets is a poor strategy and is opposed by shareholders. Two failed CEO’s, an auditor termination, and a diminishment in tenancy speaks to Silver Star’s internal mismanagement.

Silver Star’s entrenched directors had an opportunity to develop a liquidation plan to sell all assets. This would have benefited the investor. These directors have neglected any communication with the shareholder until a slanderous and misleading power point and statement by Haddock. The only “path forward” is full transparency to shareholders and an investor vote by having an annual investor meeting. Should shareholders receive the fair value of their shares in a wind-up of the Company, or should shareholders continue to be locked into Silver Star, with no liquidity, and provide Haddock with continued job security.

Thank you very much for investing with us. I will continue working for the best interests of all shareholders, which I believe to be a liquidation of Silver Star in a short period of time, and the return of your capital to you with a profit.

Additional Information

On January 9, 2024, the persons identified on the cover page hereto (collectively, the “Hartman Group”) filed a Definitive Consent Revocation Statement on Schedule 14A (the “Definitive Consent Revocation Statement”), together with a BLUE consent revocation card, with the SEC in connection with the consent solicitation initiated by Silver Star Properties REIT, Inc. (the “Consent Solicitation”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE HARTMAN GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Definitive Consent Revocation Statement, and any amendments or supplements thereto, and any other documents (including the BLUE consent revocation card) at the SEC’s website (http://www.sec.gov). PLEASE DO NOT MAKE ANY DECISION REGARDING SILVER STAR’S CONSENT SOLICITATION UNTIL YOU RECEIVE OUR MATERIALS.

Certain Information Regarding Participants

The respective members of the Hartman Group may be deemed to be participants in the solicitation of consent revocation cards from stockholders in connection with the Consent Solicitation. Additional information regarding the identity of these participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Definitive Consent Revocation Statement and any other materials to be filed with the SEC in connection with the Consent Solicitation.